UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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SigmaTel, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 9, 2007

Dear SigmaTel Stockholder:

This year’s annual meeting of SigmaTel, Inc. (“SigmaTel”) stockholders will be held on May 15, 2007, at 10:00 AM Central Time, at the offices of our outside legal counsel, DLA Piper Rudnick Gray Cary US LLP, located at 1221 South MoPac Expressway, Suite 400, Austin, Texas, 78746. You are cordially invited to attend.

The Notice of Annual Meeting of Stockholders and a proxy statement, which describe the formal business to be conducted at the meeting, follow this letter.

It is important that you use this opportunity to take part in the affairs of SigmaTel by voting on the business to come before this meeting. After reading the proxy statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Should you receive more than one proxy card because your shares are registered in different names and addresses, each proxy card should be signed and returned. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

A copy of SigmaTel’s Annual Report to Stockholders is also enclosed for your information. We look forward to seeing you at the annual meeting.

Sincerely,

PHILLIP E. POMPA

President and

Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 15, 2007

TO THE STOCKHOLDERS OF SIGMATEL, INC.:

Notice is hereby given that the annual meeting of the stockholders of SigmaTel, Inc., a Delaware corporation, will be held on May 15, 2007, at 10:00 AM Central Time, at the offices of our outside legal counsel, DLA Piper Rudnick Gray Cary US LLP, located at 1221 South MoPac Expressway, Suite 400, Austin, Texas, 78746, for the following purposes, as more fully described in the proxy statement accompanying this Notice:

1.	To elect one Class I director to serve on the Board of Directors until our 2010 annual meeting of stockholders, or until his respective successor is elected and qualified; and

2.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 19, 2007, are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 1601 S. MoPac Expressway, Suite 100, Austin, Texas 78746.

Sincerely,

PHILLIP E. POMPA

President and

Chief Executive Officer

Austin, Texas

April 9, 2007

IMPORTANT: Whether or not you intend to attend the meeting, please fill in, date, sign and mail the enclosed proxy card in the accompanying postage-paid envelope, as promptly as possible, to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy.

i

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 15, 2007

The accompanying proxy is solicited by the Board of Directors of SigmaTel, Inc., a Delaware corporation, for use at its annual meeting of stockholders to be held on May 15, 2007, at 10:00 AM Central Time, at the offices of our outside legal counsel, DLA Piper Rudnick Gray Cary US LLP, located at 1221 South MoPac Expressway, Suite 400, Austin, Texas, 78746, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed proxy are being mailed to all stockholders entitled to vote at the annual meeting on or about April 10, 2007.

SOLICITATION AND VOTING

Voting Securities.    The specific proposals to be considered and acted upon at the annual meeting are summarized in the accompanying notice and are described in more detail in this proxy statement. Only stockholders of record as of the close of business on March 19, 2007, will be entitled to vote at the meeting and any adjournment or postponement thereof. As of that time, we had 35,540,017 shares of common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of common stock held by such stockholder on March 19, 2007. Our bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes.    A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include amendments to stock plans.

Solicitation of Proxies.    We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies.    All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. With respect to Proposal No. 1: Election of Director, proxies may not be voted for a greater number of persons than the number of nominees provided below. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to our Secretary at our principal executive offices at 1601 S. MoPac Expressway, Suite 100, Austin, Texas 78746, a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

PROPOSAL NO. 1

ELECTION OF DIRECTOR

We have a classified Board of Directors consisting of one Class I director (William P. Osborne), one Class II director (Robert T. Derby) and one Class III director (Alexander M. Davern), who will serve until the annual meetings of stockholders to be held in 2007, 2008 and 2009, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates.

The term of the current Class I director will expire on the date of the upcoming annual meeting. Accordingly, one person is to be elected to serve as a Class I director of the Board of Directors at the meeting. The nominee for election by the stockholders to this position is the current Class I member of the Board of Directors, William P. Osborne. If elected, the nominee will serve as a director until our annual meeting of stockholders in 2010 and until his successor is elected and qualified. If the nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

If a quorum is present and voting, the nominee for Class I director receiving the highest number of votes will be elected as a Class I director. Abstentions and broker non-votes have no effect on the vote.

Nominee For Class I Director With Term Expiring In 2010

William P. Osborne, 63… Mr. Osborne has been a director since September 2001 and Chairman of our Board of Directors since January 2007. Since August 2005, Mr. Osborne has served as Dean of the College of Engineering of Southern Illinois University Carbondale. From April 2004 to July 2005, Mr. Osborne served as Provost and Vice Chancellor for Academic Affairs of the University of Missouri-Kansas City. From June 2002 until April 2004, Mr. Osborne served as Dean of the School of Computing and Engineering at the University of Missouri-Kansas City. From August 1995 until June 2002, Mr. Osborne served as Dean of the Erik Jonsson School of Engineering and Computer Science at the University of Texas at Dallas. Mr. Osborne holds both a Bachelor and Masters of Science in Electrical Engineering from the University of Kentucky and a PhD in Electrical Engineering from New Mexico State University. Mr. Osborne is a fellow of the Institute of Electrical and Electronics Engineers.

The Board of Directors recommends a vote “FOR” the nominee named above.

CORPORATE GOVERNANCE

Determination of Independence

The Board of Directors and the Nominating and Corporate Governance Committee has determined that each of the current members of our Board of Directors (Alexander M. Davern, Robert T. Derby and William P. Osborne) is an independent director for purposes of the Market Place Rules of the NASDAQ Stock Market, Inc. The Board of Directors and Nominating and Corporate Governance Committee has also determined that former directors John A. Hime and Kenneth P. Lawler were independent directors for purposes of the Market Place Rules of the NASDAQ Stock Market, Inc. when they served as directors since January 1, 2006. Accordingly, the Board of Directors is, and was throughout 2006, comprised of a majority of independent directors as required by the Market Place Rules of the NASDAQ Stock Market, Inc.

Board Meetings and Committees

The Board of Directors held 12 meetings and acted by unanimous written consent 3 times during the year ended December 31, 2006. The Board of Directors has established a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. During the year ended December 31, 2006, each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all of the committees of the Board of Directors on which such director served held during that period.

Audit Committee.    The Audit Committee oversees, reviews and evaluates our financial statements, accounting and financial reporting processes, internal control functions, and the audits of our financial statements. The Audit Committee is responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The members of the Audit Committee are Alexander M. Davern, William P. Osborne, and Robert T. Derby. Each of the members of the Audit Committee are independent for purposes of the Market Place Rules of the NASDAQ Stock Market, Inc. as they apply to audit committee members. In addition, the Board of Directors has determined that each member of the Audit Committee possesses the level of financial literacy required by applicable laws and regulations and that Mr. Davern, the Audit Committee’s Chairman, is an audit committee financial expert, as defined in the rules of the Securities and Exchange Commission. The Audit Committee held 12 meetings during the year ended December 31, 2006.

Compensation Committee.    The Compensation Committee reviews and determines the compensation and benefits of our executive officers and directors, administers our stock option and employee benefits plans, and reviews general policies relating to compensation and benefits. The members of the Compensation Committee are Alexander M. Davern, William P. Osborne and Robert T. Derby. Each of the members of the Compensation Committee is independent for purposes of the Market Place Rules of the NASDAQ Stock Market, Inc. The Compensation Committee held 7 meetings and acted by unanimous written consent 55 times during the year ended December 31, 2006.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee identifies prospective board candidates, recommends nominees for election to our Board of Directors, develops and recommends board member selection criteria, considers committee member qualifications, recommends corporate governance principles to the Board of Directors, and provides oversight in the evaluation of the Board of Directors and each committee. The members of the Nominating and Corporate Governance Committee are Alexander M. Davern, William P. Osborne and Robert T. Derby. Each of the members of the Nominating and Corporate Governance Committee is independent for purposes of the Market Place Rules of the NASDAQ Stock Market, Inc. The Nominating and Corporate Governance Committee held 4 meetings during the year ended December 31, 2006.

Director Nominations

Our Nominating and Corporate Governance Committee reviews annually the results of the evaluation of the Board of Directors and its committees, and the needs of the Board of Directors for various skills, experience, expected contributions and other characteristics in determining the director candidates to be nominated at the annual meeting. The Nominating and Corporate Governance Committee will evaluate candidates for directors proposed by directors, management or stockholders (provided that stockholder candidate proposals meet the requirements of our bylaws) in light of the Nominating and Corporate Governance Committee’s views of the current needs of the Board of Directors for certain skills, experience or other characteristics, the candidate’s background, skills, experience, other characteristics and expected contributions and the qualification standards established from time to time by the Nominating and Corporate Governance Committee. If the Nominating and Corporate Governance Committee believes that the Board of Directors requires additional candidates for nomination, the Nominating and Corporate Governance Committee may engage, as appropriate, a third party search firm to assist in identifying qualified candidates. All directors and nominees will submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee. In making the determinations regarding nominations of directors, the Nominating and Corporate Governance Committee may take into account the benefits of diverse viewpoints as well as the benefits of a constructive working relationship among directors.

Our bylaws provide that nominations for the election of directors at an annual meeting may be made by the Board of Directors or a duly authorized committee thereof or any stockholder entitled to vote in the election of directors generally who complies with the procedures set forth in the bylaws and who is a stockholder of record at the time notice is delivered to our corporate Secretary. Any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at an annual meeting only if timely notice of such stockholder’s intent to make such nomination or nominations has been given in writing to our corporate Secretary. To be timely, a stockholder nomination for a director to be elected at an annual meeting must be received at our principal executive offices not less than 120 calendar days in advance of the first anniversary of the date that our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholders to be timely must be received not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made. Each such notice must contain specific information detailed in our bylaws, including, without limitation, (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons pursuant to which the nomination or nominations are to be made by the stockholder; and (iii) other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors.

Communications with Directors

Stockholders may communicate with any of our directors by transmitting correspondence by mail, addressed as follows:

Chairman of the Board

or Board of Directors

c/o Corporate Secretary

SigmaTel, Inc.

1601 S. MoPac Expressway, Suite 100

Austin, TX 78746

The corporate secretary maintains a log of such communications and transmits as soon as practicable such communications to identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by our corporate secretary in consultation with our general counsel. The Board of Directors or individual directors so addressed are advised of any communication withheld for safety or security reasons as soon as practicable. If multiple communications are received on a similar topic, the corporate secretary may, in his or her discretion, forward only representative correspondence.

Director Attendance at Annual Meetings

We make reasonable efforts to schedule our annual meeting of stockholders at a time and date to allow attendance by directors, taking into account the directors’ schedules. We encourage, but do not require, members of our Board of Directors to attend the annual meeting of stockholders. At our last annual meeting, which was held on April 26, 2006, one of the six directors then in office, attended.

Committee Charters and Other Corporate Governance Materials

The Board of Directors has adopted a charter for each of the committees described above. The Board of Directors has also adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. In addition, the Board of Directors has adopted Corporate Governance Guidelines that address the role and functions of the Board of Directors, composition of the Board of Directors, criteria for Board membership, and other Board of Directors and corporate governance matters. Links to these materials are available on our website at www.sigmatel.com.

OWNERSHIP OF SECURITIES

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 15, 2007, certain information with respect to the beneficial ownership of SigmaTel’s Common Stock by (i) each stockholder known by SigmaTel to be the beneficial owner of more than 5% of SigmaTel’s Common Stock, (ii) each director and director-nominee of SigmaTel, (iii) each executive officer named in the Summary Compensation Table below, and (iv) all directors and executive officers of SigmaTel as a group.

Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent (2)
FMR Corp. (3)	3,499,468	9.8%
Renaissance Technologies Corp. (4)	2,041,426	5.7
Ronald P. Edgerton (5)	753,981	2.1
Stephan L. Beatty (6)	82,731	*
Phillip E. Pompa (7)	69,268	*
Ross A. Goolsby (8)	67,632	*
Daniel P. Mulligan (9)	48,642	*
R. Scott Schaefer (10)	16,756	*
Alexander M. Davern (11)	36,443	*
Robert T. Derby (12)	28,624	*
William P. Osborne (13)	15,000	*
All executive officers and directors as a group (7 persons) (14)	341,778	*

*	Less than 1.0%

(1)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options. Unless otherwise indicated, shares listed as beneficially owned are held directly.

(2)	Calculated on the basis of 35,540,017 shares of Common Stock outstanding as of March 15, 2007, provided that any additional shares of Common Stock that a stockholder has the right to acquire within 60 days after March 15, 2007 are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership.

(3)	As reported in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007, by FMR Corp. FMR Corp. has sole voting and dispositive power over the entire amount of shares shown. FMR Corp. is a Boston-based investment advisor whose address is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)	As reported in a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2007, by Renaissance Technologies Corp. Renaissance Technologies Corp. has sole voting and dispositive power over the entire amount of shares shown. Renaissance Technologies Corp. is a New York-based investment advisor whose address is 800 Third Avenue, new York, New York 10022.

(5)	Includes 668,689 shares of our common stock issuable upon the exercise or vesting of options and restricted stock units. Mr. Edgerton resigned as our Chairman, President, Chief Executive Officer and as a director effective January 1, 2007, and accordingly ceased being an executive officer of SigmaTel at such time.

(6)	Consists entirely of shares of our common stock issuable upon the exercise or vesting of options and restricted stock units.

(7)	Consists entirely of shares of our common stock issuable upon the exercise or vesting of options and restricted stock units.

(8)	Consists entirely of shares of our common stock issuable upon the exercise or vesting of options and restricted stock units. Mr. Goolsby resigned as our Vice President of Finance, Chief Financial Officer and Secretary effective December 11, 2006, and accordingly ceased being an executive officer of SigmaTel at such time.

(9)	Includes 44,754 shares of our common stock issuable upon the exercise or vesting of options and restricted stock units.

(10)	Consists entirely of shares of our common stock issuable upon the exercise or vesting of options and restricted stock units.

(11)	Consists entirely of shares of our common stock issuable upon the exercise or vesting of options and restricted stock units.

(12)	Consists entirely of shares of our common stock issuable upon the exercise or vesting of options and restricted stock units.

(13)	Consists entirely of shares of our common stock issuable upon the exercise or vesting of options and restricted stock units.

(14)	Includes 335,161 shares of our common stock issuable upon the exercise or vesting of options and restricted stock units. The reported shares do not include shares held by Messrs. Edgerton or Goolsby who are “named executive officers” for purposes of this proxy statement but who were not executive officers of SigmaTel as of March 15, 2007.

MANAGEMENT

The following table sets forth certain information concerning our executive officers and directors as of March 15, 2007:

Name	Age	Title
Phillip E. Pompa	50	President and Chief Executive Officer
Kevin P. Beadle	48	Senior Vice President of Sales and Marketing
Stephan L. Beatty	40	Senior Vice President of Product Lines and Operations
Daniel P. Mulligan	40	Senior Vice President of Technology and Strategy
R. Scott Schaefer	42	Vice President of Finance and Chief Financial Officer
Melissa C. Bixby	41	Vice President of Human Resources
Barry J. Bumgardner	37	Vice President, General Counsel and Secretary
Alexander M. Davern (1)	40	Director
Robert T. Derby (1)	68	Director
William P. Osborne (1)	63	Director

(1)	Member of the Compensation Committee, Audit Committee, and Nominating and Corporate Governance Committee.

Phillip E. Pompa has served as our President and Chief Executive Officer since January 1, 2007. From April 2006 through December 2006, Mr. Pompa serves as our Senior Vice President of Portable Systems Group. From September 2005 until April 2006, Mr. Pompa served as our Senior Vice President of Integrated Components Group. Prior to then, Mr. Pompa served as our Vice President of Integrated Components Group from May 2004 until September 2005. From February 2002 until May 2004, Mr. Pompa served as Vice President of Marketing for Advanced Micro Devices, Inc. From April 2000 until February 2002, Mr. Pompa co-founded and served as the Vice President of Marketing at Alchemy Semiconductor, a fables semiconductor company. Mr. Pompa holds both a Bachelor of Science in Electrical Engineering and a Masters in Business Administration from Stanford University.

Kevin P. Beadle has served as our Senior Vice President of Sales and Marketing since July 2006. From November 2005 until July 2006, Mr. Beadle served as General Manager for Intel Corporation, a semiconductor company. From February 2003 until November 2005, Mr. Beadle served as Senior Vice President of the Consumer Business Unit of Zarlink Semiconductor, a semiconductor company. From July 2001 until February 2003, Mr. Beadle served as Product Line Director for Zarlink Semiconductor. Mr. Beadle holds a Bachelor of Science in Engineering Science from the University of Texas at Austin.

Stephan L. Beatty has served as our Senior Vice President of Product Lines and Operations since January 2007. From April 2006 until January 2007, Mr. Beatty served as our Senior Vice President of Integrated Components Group. From November 2004 until April 2006, Mr. Beatty served as our Senior Vice President of Operations and Engineering Services. From May 2003 until November 2004, Mr. Beatty served as our Vice President of Operations. From March 2002 until May 2003, Mr. Beatty served as Director of Operations. From January 2001 until March 2002, Mr. Beatty served with us as an Operations Manager. Mr. Beatty holds both a Bachelor of Science in Bio-engineering and a Bachelor of Science in Electrical Engineering from Texas A&M University.

Daniel P. Mulligan has served as our Senior Vice President of Technology and Strategy since January 2007. From April 2006 until January 2007, Mr. Mulligan served as our Senior Vice President of Operations and Technology. From November 2004 until April 2006, Mr. Mulligan served as our Vice President of PSG System Engineering. From May 2003 until October 2004, Mr. Mulligan served as our Vice President of Portable Audio SoCs. From January 2002 until May 2003, Mr. Mulligan served as General Manager of Portable Audio SoCs. From August 1999 until January 2002, Mr. Mulligan served as a Product Manager of Portable Audio SoCs. Mr. Mulligan holds a Bachelor Degree in Electrical Engineering from the University of Limerick in Ireland and a Masters of Business Administration from the University of Texas at Austin.

R. Scott Schaefer has served as our Vice President and Chief Financial Officer since December 2006. From February 2005 until December 2006, Mr. Schaefer served as our Director of Finance. From October 2004 until January 2005, Mr. Schaefer served as a consultant advising on Sarbanes Oxley compliance. From March 2004 until September 2004, Mr. Schaefer served as Chief Financial Officer of Symtx, Inc., an electronics testing systems manufacturer. Mr. Schaefer served as Vice President of Finance and Chief Financial Officer of Cygnal Integrated Products, Inc., a semiconductor company, from May 1999 until December 2003 when Cygnal was acquired by Silicon Laboratories, Inc., a semiconductor company. After Cygnal’s acquisition, Mr. Schaefer served as Director of Finance of Silicon Laboratories for a transitional period in order to facilitate post-acquisition integration until February 2004. Mr. Schaefer is a Certified Public Accountant in the State of Texas and holds a Bachelor of Business Administration in Accounting from Texas Tech University.

Melissa C. Bixby has served as our Vice President of Human Resources since October 2004. From 1997 until October 2004, Ms. Bixby held various positions at DuPont Photomasks, Inc., a provider of microimaging solutions, including Acting Vice President of Global Human Resources and Director-Global Compensation and Benefits. Ms. Bixby holds a Bachelor of Business Administration from Millsaps College in Jackson, Mississippi and is a certified PHR (Professional in Human Resources) and a CCP (Certified Compensation Professional).

Barry J. Bumgardner has served as our Vice President and General Counsel since January 2006, and as our Secretary since December 2006. From May 2005 until January 2006, Mr. Bumgardner served as Associate General Counsel. From April 2003 until May 2005, Mr. Bumgardner served as an in-house licensing attorney with Freescale Semiconductor, Inc., a semiconductor company and with Motorola before Freescale was spun off. From May 1997 until April 2003, Mr. Bumgardner was an associate attorney with Vinson & Elkins LLP. Mr. Bumgardner holds a Bachelor in Science in Electrical Engineering from Texas A&M University and a Doctor of Jurisprudence from the University of Texas at Austin School of Law.

Alexander M. Davern has been a director since June 2003. Since January 2003, Mr. Davern has served as Chief Financial Officer, Senior Vice President, IT and Manufacturing Operations and Treasurer of National Instruments Corporation. National Instruments is a publicly-traded supplier of measurement and automation products that engineers and scientists use in a wide range of industries. From December 1997 until January 2003, Mr. Davern served as Chief Financial Officer and Treasurer of National Instruments. Mr. Davern holds both a Bachelor of Business Administration and a diploma in professional accounting from University College in Dublin, Ireland.

Robert T. Derby has been a director since March 2004. Since September 1999, Mr. Derby has served as Managing Partner of MyMail, Ltd., a provider of technology solutions to internet service providers and network carriers. From September 2000 until July 2002, Mr. Derby served as a consultant, acting as founding Vice President of Sales and Marketing for Ethertronics, Inc., a developer and manufacturer of high performance internal/embedded antennas for wireless devices, and also serving as consultant and member to the advisory board of Silicon Wave Inc., a producer of high performance radio-frequency integrated circuits. Mr. Derby holds a Bachelor of Science from the United States Naval Academy.

William P. Osborne has been a director since September 2001 and Chairman of our Board of Directors since January 2007. Since August 2005, Mr. Osborne has served as Dean of the College of Engineering of Southern Illinois University Carbondale. From April 2004 to July 2005, Mr. Osborne served as Provost and Vice Chancellor for Academic Affairs of the University of Missouri-Kansas City. From June 2002 until April 2004, Mr. Osborne served as Dean of the School of Computing and Engineering at the University of Missouri-Kansas City. From August 1995 until June 2002, Mr. Osborne served as Dean of the Erik Jonsson School of Engineering and Computer Science at the University of Texas at Dallas. Mr. Osborne holds both a Bachelor and Masters of Science in Electrical Engineering from the University of Kentucky and a PhD in Electrical Engineering from New Mexico State University. Mr. Osborne is a fellow of the Institute of Electrical and Electronics Engineers.

EXECUTIVE COMPENSATION

Cautionary Language

Except for the historical information contained herein, the matters discussed in this proxy statement may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based upon current expectations that involve risks and uncertainties and include declarations regarding the intent, belief or current expectations of us and our management and may be signified by the words “believes”, “anticipates”, “plans”, “expects”, “intends” and similar expressions. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. All forward-looking statements in this document are based on information available to us as of the date hereof, and we assume no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise.

Compensation Discussion and Analysis

Compensation Philosophy

We believe that compensation programs for our executive officers should be designed to attract, motivate, reward and retain executives who possess the high-quality skills and talent necessary to achieve business success. Our compensation philosophy seeks to provide a strong link between each executive officer’s total earnings opportunity and SigmaTel’s short and long-term performance. The core principles underlying the framework for our executive officer compensation programs are:

•

Total compensation opportunities must be competitive.    Total compensation should take into consideration the compensation practices of the companies with which we compete for executive officer talent. Total compensation is targeted at levels that will attract, motivate and retain a highly skilled work force and enable us to compete with other employers for the best talent.

•

Pay must be performance based.    A significant part of each executive officer’s compensation is directly linked to the accomplishment by SigmaTel and the executive officer of specific financial and non-financial results that will create stockholder value in the short and long-term, and hold the executive officer accountable through his or her compensation for the performance of our business.

•

A significant portion of the total compensation opportunity should be equity-based.    Compensating executive officers in part with an equity stake in SigmaTel effectively aligns their interests with stockholder interests and provides executive officers incentives to focus on enhancing stockholder value. We have granted stock options and restricted stock units to every executive officer and a majority of our employees. We also support employee ownership of our stock by offering to all employees, including executive officers, the opportunity to participate in our employee stock purchase plan, which enables purchases of SigmaTel stock at a discount through payroll deductions.

•

Compensation at risk should rise as an employee’s level of responsibility increases.    Employees with higher levels of responsibility, and executive officers in particular, should have a higher portion of their total compensation comprised of pay-for-performance cash incentives and long-term equity compensation, due to such employees’ greater ability to impact SigmaTel’s overall performance. As a result, the total compensation of employees with higher levels of responsibility, and executive officers in particular, will be more significantly correlated, both upward and downward, to our financial performance and stock price performance.

Total compensation for the majority of our employees, including executive officers, consists of the following components:

•	Base salary

•	Incentive cash bonus opportunities

•	Long-term equity grants

•	Employee Stock Purchase Plan participation

•	401(k) retirement, health and welfare benefits

Executive officers are also eligible to receive certain severance benefits upon termination of their employment for certain reasons and/or upon a change in control of SigmaTel.

Compensation Committee

Composition and Corporate Governance

The Compensation Committee of our Board of Directors (the “Compensation Committee”) administers our executive officer compensation program. Currently, we have seven officers designated by the Board of Directors (“Board”) as “executive officers.” Executive officer status is determined by an officer’s job responsibilities and policy-making authority within SigmaTel. The Compensation Committee reviews and determines all executive officers’ compensation, administers our equity incentive plans (including reviewing and approving grants to our executive officers and all other employees), makes recommendations with respect to stockholder proposals related to compensation matters, and generally consults with management regarding employee compensation programs. The Compensation Committee also is responsible for setting and administering the policies governing compensation of our directors.

The Board determines the Compensation Committee’s membership, which is composed entirely of independent, non-employee directors. The members of the Compensation Committee during the year ended December 31, 2006, were John A. Hime, Alexander M. Davern, and William P. Osborne. Mr. Hime was the Chairman of the Compensation Committee throughout 2006. Mr. Hime resigned his position on the Compensation Committee effective January 1, 2007, and our current Compensation Committee members are Robert T. Derby, William P. Osborne and Alexander M. Davern. Mr. Derby is the current Chairman of the Compensation Committee. The Board has determined that each member of the Compensation Committee meets the independence requirements specified by the NASDAQ Global Market and by Section 162(m) of the Internal Revenue Code.

Role of Management in Establishing Compensation

Our Human Resources and Legal departments support the Compensation Committee in its work and in fulfilling various functions in administering SigmaTel’s compensation programs. This support generally consists of assistance with providing survey data with respect to various components of compensation, proposals of potential ranges of various components of compensation for executive officers based on such survey data, information regarding available reserves under equity incentive plans to assist the Compensation Committee in approving additional grants, and compilations of compensation data in a format to ensure efficiency during Compensation Committee meetings. The Compensation Committee may, but to date has not, delegated any authority with respect to setting compensation for executive officers, determining satisfaction of performance goals by executive officers, or making grants to executive officers under our equity incentive plans.

Regular meetings of our Compensation Committee are generally attended by our Chief Executive Officer (CEO), Vice President of Human Resources, and General Counsel, each of whom is an executive officer. Each of these executive officers recuses himself or herself from portions of the meetings where his or her personal compensation is discussed. Because the CEO reports directly to the Board, the Compensation Committee determines the performance goals for the CEO’s incentive compensation and determines whether or not the performance goals have been satisfactorily achieved. Because each of our executive officers (other than the CEO) reports directly to our CEO, the Compensation Committee relies heavily upon input from the CEO in determining appropriate operations level performance goals for executive officer incentive compensation, and determining whether specific performance goals have been satisfactorily achieved. The Compensation Committee retains complete discretion over the final determination of performance goals and whether they have been achieved with respect to all executive officers.

The Compensation Committee also has the authority in its sole discretion, including with respect to fees, to engage the services of outside advisors, experts and others to assist the Compensation Committee. In October 2006, the Compensation Committee worked directly with our outside legal counsel in preparing the SigmaTel, Inc. Executive Change in Control Severance Plan. In February 2005, at the suggestion of the Compensation Committee, the Vice President of Human Resources retained the services of Towers Perrin, a compensation consulting firm, to assist with a comprehensive review of SigmaTel’s process for granting equity awards and to establish grant guidelines, which set forth ranges for new-hire and annual grants to individuals at each level in SigmaTel’s compensation structure.

Determining Executive Compensation

A substantial amount of the Compensation Committee’s annual work relates to the determination of compensation for our executive officers, including our CEO. The Compensation Committee evaluates and approves each component of total compensation for our executive officers. In the first quarter of each year, the Compensation Committee determines the annual base salary, total incentive bonus opportunity, and long-term equity incentive grants for each of our executive officers. Except with respect to promotions and new-hires, the Compensation Committee most recently determined executive compensation in March 2006, when it set compensation amounts for 2006. Compensation amounts for executive officers promoted or hired after determinations are made in the first quarter of a year are determined immediately prior to hiring or promoting such executive officers.

To ensure that total compensation for executive officers, and each of its components, is competitive with that of the companies with which we compete for executive talent, the Compensation Committee reviews compensation surveys prepared by Radford Surveys, a leading provider of compensation and benefits market data, and other surveys prepared by SigmaTel management. With respect to each of the non-equity components of executive officer compensation, the Compensation Committee uses the Radford Executive Survey, which is a survey of more than 700 technology companies with respect to their compensation practices for specifically-defined executive officer roles. In order to more appropriately match the Radford Executive Survey data to companies of SigmaTel’s size, the Compensation Committee further refines the data to only include information for technology companies with revenues comparable to SigmaTel’s. To smooth out the effects of particular years in which anomalies in executive compensation may occur, the Compensation Committee also bases its determinations on the average of the survey data for the three most recent years.

Generally, each component of compensation, and total compensation, for each executive officer is targeted at the 50th percentile for executive officers in similar positions and with similar responsibilities, assuming target performance goals are achieved by SigmaTel and the individual executive officers. The compensation of individual executive officers is also significantly influenced by each executive officer’s level of experience and individual performance. Accordingly, an executive officer who is on the low end of experience or performance for a given job title may receive compensation that is lower than the 50th percentile for that title. As the executive officer becomes more experienced or improves performance, his or her compensation will generally trend towards the 50th percentile with annual performance review raises (the Radford Executive Survey information for a particular executive, as refined, normalized and adjusted for experience and performance by the Compensation Committee is referred to herein as “Radford Survey Target”).

Policy on Deductibility of Named Executive Officer Compensation

Section 162(m) of the Internal Revenue Code restricts deductibility of executive compensation paid to SigmaTel’s CEO and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under Section 162(m) or related regulations. The Compensation Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to its executive officers, in a manner that is intended to avoid disallowance of deductions under Section 162(m). Income related to awards granted under equity incentive plans generally qualifies for an exemption from these restrictions imposed by Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under our equity incentive plans will be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of SigmaTel and its stockholders, after taking into consideration changing business conditions and the performance of its employees. In the future, the Compensation Committee will continue to evaluate the advisability of qualifying its executive compensation for full deductibility.

Elements of Compensation

Base Salary. Base salaries for our executive officers are established based on the executives’ experience and the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. The Compensation Committee generally establishes our executive officers’ base salaries at levels that the Compensation Committee believes are at the 50th percentile for executive officers in similar positions, with similar experience and with similar responsibilities. Base salaries for incumbent executive officers are reviewed by the Compensation Committee in the first quarter of each year in conjunction with SigmaTel’s annual performance review process. Adjustments, if any, to an executive officer’s base salary are made based on (i) the individual performance of the executive officer for the previous fiscal year, (ii) SigmaTel’s financial results for the previous year, (iii) SigmaTel’s financial projections for the current year, and (iv) the Radford Survey Target for the executive officer. The Compensation Committee also considers other factors such as the executive’s time in his or her position and/or with SigmaTel, internal consistency regarding pay levels for similar positions or skill levels within SigmaTel, external pressures to attract and retain talent, and market conditions generally. With respect to base salaries paid to SigmaTel executive officers in 2006, the Compensation Committee believes that such compensation was generally at the 50th percentile of the competitive range.

Incentive Bonus Plan. Our executive officers, including our CEO, are eligible for quarterly and annual cash incentive payments under our Incentive Bonus Plan, which was adopted by the Compensation Committee effective January 26, 2005. Our Incentive Bonus Plan provides for quarterly and annual cash bonus opportunities, dependent upon the level of achievement by executive officers and SigmaTel of the stated individual and corporate performance goals.

Bonus Opportunities. Consistent with the Compensation Committee’s and management’s belief that employees with higher levels of responsibility should have a higher portion of their total compensation delivered through pay-for-performance cash incentives, the target bonus opportunities as a percentage of base salary (“Bonus Opportunity”) are generally higher for officers and executive officers with a higher degree of responsibility within SigmaTel’s business. The Compensation Committee generally establishes Bonus Opportunities for each executive officer at levels that the Compensation Committee believes are at the 50th percentile of the competitive range based on the Radford Survey Target for the executive officer. Bonus Opportunities for employees other than executive officers are typically 40% or less of base salary, depending upon job title and seniority. The following table sets forth the Bonus Opportunities for those persons designated as named executive officers in this proxy statement during 2006 and for 2007, except as noted in the footnotes below:

Named Executive Officer	Target Bonus Opportunity as Percentage of Base Salary
Ronald Edgerton (1) Chairman, President and Chief Executive Officer	85%
R. Scott Schaefer (2) Vice President and Chief Financial Officer	25%
Phillip E. Pompa (3) Senior Vice President of Portable Systems Group	50%
Stephan L. Beatty Senior Vice President of Integrated Components Group	45%
Daniel P. Mulligan Senior Vice President of Operations and Technology	45%
Ross A. Goolsby (4) Former Vice President of Finance, Chief Financial Officer and Secretary	50%

(1)	Mr. Edgerton resigned as our Chairman, President, Chief Executive Officer and as a director effective January 1, 2007, and ceased to be an executive officer at such time.

(2)	Mr. Schaefer became our Vice President of Finance and Chief Financial Officer effective December 11, 2006, upon the resignation of our former Chief Financial Officer. Effective January 1, 2007, Mr. Schaefer’s Bonus Opportunity is 50%.

(3)	Mr. Pompa was appointed as our President and Chief Executive Officer effective January 1, 2007. Effective January 1, 2007, Mr. Pompa’s Bonus Opportunity is 85%.

(4)	Mr. Goolsby resigned as our Vice President of Finance, Chief Financial Officer and Secretary effective December 11, 2006, and ceased to be an executive officer at such time.

The Bonus Opportunity for a particular executive officer is not generally adjusted on a year-to-year basis unless there has been a significant change in that officer’s responsibilities or title, or unless the Compensation Committee determines that an executive officer’s Bonus Opportunity is no longer competitive.

Bonus Opportunity Allocation and Performance Goal Weighting. Pursuant to our Incentive Bonus Plan, our executive officers are eligible for both an annual bonus and quarterly bonuses, each of which is tied to separate corporate and individual performance goals. Quarterly and annual performance goals consist of both financial goals for SigmaTel for the applicable period, as well as individual operations-level goals for each specific executive officer (“individual goals”). The allocation of Bonus Opportunity and weighting of performance goals is different for the CEO than for the other executive officers. Allocation and weighting also differs from year to year, depending upon SigmaTel’s performance and SigmaTel’s short and long-term goals. For 2006, the Compensation Committee allocated Bonus Opportunities to the second, third and fourth quarter of the year, to emphasize SigmaTel’s focus on improving sales and product development efforts during the most important quarters of 2006 for SigmaTel. For 2007, the Compensation Committee has allocated Bonus Opportunities to each quarter of the year, in part to emphasize the importance of design efforts and sales improvement throughout the year. The allocation and weighting for 2006 incentive bonuses for executive officers were as follows:

2006 Chief Executive Officer Incentive Bonus Allocation and Weighting

Type of Bonus	Allocation of Total Target Bonus Opportunity	Allocation of Quarterly Target Bonus Opportunity by Quarter	Weighting of Performance Goals
Annual (1)	50%		50% to annual financial performance goals
			50% to individual goals
Quarterly	50%	25% to 2nd	30% to quarterly financial performance goals
			70% to individual goals
		40% to 3rd	30% to quarterly financial performance goals
			70% to individual goals
		35% to 4th	25% to quarterly financial performance goals
			75% to individual goals

(1)	The Compensation Committee believes that the CEO should receive a higher allocation of his total Bonus Opportunity to his annual bonus because of his position of responsibility over all of SigmaTel’s operations and his ability to most effectively direct SigmaTel toward its long-term goals.

2006 Executive Officer Incentive Bonus Allocation and Weighting

(other than Chief Executive Officer)

Type of Bonus	Allocation of Total Target Bonus Opportunity	Allocation of Quarterly Target Bonus Opportunity by Quarter	Weighting of Performance Goals
Annual	30%		100% to annual financial performance goals
Quarterly	70%	25% to 2nd	30% to quarterly financial performance goals
			70% to individual goals
		40% to 3rd	30% to quarterly financial performance goals
			70% to individual goals
		35% to 4th	25% to quarterly financial performance goals
			75% to individual goals

Performance Goal Determinations. Performance goals for our executive officers, including our CEO, are determined by the Compensation Committee. The Compensation Committee relies heavily upon the CEO with respect to determining individual goals for executive officers, other than the CEO, since the executive officers report directly to the CEO. Annual performance goals and performance goals for the first quarter are determined by the Compensation Committee in the first quarter of each year. Performance Goals for the second, third and fourth quarters are determined by the Compensation Committee at the beginning of each such quarter.

Financial Performance Goals.    Financial performance goals are designed to reward executive officers when SigmaTel achieves certain key short- and long-term financial objectives, based in part on the quarterly guidance SigmaTel provides to investors. The Compensation Committee may choose to reward executive officers a portion of the total target Bonus Opportunity tied to a financial performance goal if SigmaTel achieves a financial result in excess of 90% of the specific financial performance goal (the “Minimum”). The Compensation Committee may also choose to reward more than the target Bonus Opportunity tied to a financial performance goal if SigmaTel achieves financial results in excess of the financial performance goal, up to a maximum of 120% of the specific financial performance goal (the “Maximum”). Financial performance goals for all executive officers, including our CEO, for 2006 were as follows (except as noted in the footnotes to the table):

2006 Executive Officer Financial Performance Goals

Bonus Period	Weight for Annual or Quarterly Period (as a percentage of total financial performance goals)	Financial Performance Goal for Period (in millions)
		Financial Measure	Minimum (90%)	Target (100%)	Maximum (120%)
Annual	50%	Revenue	$239.9	$266.6	$319.9
	50%	Operating income	(28.4)	(25.8)	(20.6)
2nd Quarter (1)	100%	Revenue	47.7	53.0	63.6
3rd Quarter (1)	100%	Revenue	37.9	42.1	50.5
4th Quarter (1)	100%	Revenue	41.4	46.0	55.2

(1)	For the stated quarters, Messrs. Pompa and Beatty were given different minimum, target and maximum revenue goals specific to the product lines for which they were responsible.

Individual Goals.    Individual goals are designed to reward executive officers for achieving specific key operational objectives within the time periods required by the Compensation Committee. The individual goals for each named executive officer are generally specific to the named executive officer’s job responsibilities within SigmaTel and generally involve objectives that the Compensation Committee believes are key to achieving SigmaTel’s business goals for the period covered and long-term. In furtherance of our philosophy to use performance-based compensation to drive business success, the Compensation Committee regularly sets a portion of individual performance goals, as well as corporate goals, at levels that make goals difficult to achieve in the absence of special efforts by the executive officers. The Compensation Committee believes that a portion of performance-based compensation should be tied to exceptional performance that is above and beyond the base requirements of each executive officer’s position, creating an incentive for each executive officer to continuously improve his or her performance and SigmaTel’s business. For certain bonus periods, the Compensation Committee may also include additional financial performance goals as an individual goal for one or all of the executive officers, if the Compensation Committee desires to place more emphasis on SigmaTel’s financial performance for the period covered. For instance, for the fourth quarter of 2006, in addition to the above financial performance goals, each of our named executive officers had an individual goal tied to SigmaTel achieving a diluted non-GAAP loss per share of $0.23 or better for the quarter (see footnote 5 to the table entitled “2006 Executive Officer Individual Performance Goals” below for further information regarding this non-GAAP financial measure). In using this financial performance goal as an individual goal for the fourth quarter of 2006, the Compensation Committees intended to allocate 50% of executive officers’ Bonus Opportunities to financial performance goals and 50% to individual goals, rather than the 25% / 75% weighting contemplated at the beginning of 2006.

For a given bonus period, an executive officer may have any number of specific individual goals, depending upon SigmaTel’s business goals during that period and the emphasis the Compensation Committee wishes to place on each goal. The Compensation Committee and management believe that precise disclosure of certain of the specific operations level individual goals for each of the named executive officers would divulge confidential commercial or financial information, the disclosure of which would result in competitive harm to SigmaTel. The table below discloses certain specific individual goals and the general nature of certain other individual goals for each of our named executive officers during 2006 for the periods indicated:

2006 Executive Officer Individual Performance Goals

Executive Officer	Bonus Period	Individual Goals
Ronald P. Edgerton (1)	Year 2006	• Execution of key strategies outlined by the Board
	2nd Quarter	• Design win with key customer • Successful completion of product development efforts for key products by specified dates
	3rd Quarter	• Completion of PC Audio Codec product line disposition • Successful completion of product development efforts for key products by specified dates
4th Quarter

•     Specified number of design wins for key products

•     Diluted non-GAAP loss per share of $0.23 or better for the quarter (5)

•     Successful completion of product development efforts for key products by specified dates

R. Scott Schaefer (2)	2nd Quarter

•     Expenses within specified level for quarter

•     Cash balance at specified level by end of quarter

•     Specified achievement with respect to new accounting systems implementation

•     Achieve certain required levels of inventory by specified dates

Executive Officer	Bonus Period	Individual Goals
3rd Quarter

•     Expenses within specified level for quarter

•     Cash balance at specified level by end of quarter

•     Successful execution of transition services for sale of PC Audio Codec product line

•     Achieve certain required levels of inventory by specified dates

4th Quarter

•     Cash balance at specified level by end of quarter

•     Completion of specified Sarbanes Oxley testing by specified date

•     Specified achievement with respect to new accounting systems implementation

•     Diluted non-GAAP loss per share of $0.23 or better for the quarter (5)

Phillip E. Pompa (3)	2nd Quarter

•     Compliance with certain specified budget objectives

•     Successful completion of product development efforts for key products by specified dates

•     Design wins with key customers

•     Develop execution plan with respect to specified product development efforts

3rd Quarter

•     Completion of PC Audio Codec product line disposition

•     Successful completion of product development efforts for key products by specified dates

•     Specified number of design wins and design opportunities for key products

•     Develop certain proposals for organizational structure and product roadmaps

4th Quarter

•     Coordination with Asian operations to move identified design wins into production and to transfer certain development efforts to Asia

•     Develop strategies to compete with specified competitors

•     Diluted non-GAAP loss per share of $0.23 or better for the quarter (5)

Stephan L. Beatty	2nd Quarter	• Compliance with certain specified budget objectives • Design wins with key customers • Implementation of specified level of design work in Asia
	3rd Quarter	• Completion of PC Audio Codec product line disposition • Specified number of design wins for key products • Specified number of units shipped for key products
4th Quarter

•     Specified actions to assist with SigmaTel’s overall improvement of operational efficiencies

•     Successful completion of product development efforts for key products by specified dates

•     Specified assistance with key product marketing materials

•     Specified assistance with certain organizational changes in Asia

•     Diluted non-GAAP loss per share of $0.23 or better for the quarter (5)

Executive Officer	Bonus Period	Individual Goals
Daniel P. Mulligan	2nd Quarter

•     Compliance with certain specified budget objectives

•     Specified assistance with identifying candidates for new key organizational roles

•     Achieve certain required levels of inventory by specified dates

•     Achieve desired level of shipments of specified products

3rd Quarter

•     Achieve certain required levels of inventory by specified dates

•     Specified assistance with identifying candidates for new key organizational roles

•     Successful completion of product development efforts for key products by specified dates

•     Specified assistance with implementation of new accounting systems

4th Quarter

•     Specified volume shipments of certain key products

•     Meet specified cost targets with respect to production of certain key products

•     Specified assistance with identifying candidates for new key organizational roles

•     Specified assistance with implementation of new accounting systems

•     Diluted non-GAAP loss per share of $0.23 or better for the quarter (5)

•     Achieve certain required levels of inventory by specified periods

Ross A. Goolsby (4)	2nd Quarter

•     Compliance with certain specified budget objectives

•     Specified interim performance review by Board

•     Specified operating income for quarter at level more favorable than forecast

•     Implementation of certain cash management measures specified by Board

	3rd Quarter	• Compliance with certain specified budget objectives • Specified interim performance review by Board • Completion of PC Audio Codec product line disposition • Sublease of specified office space
4th Quarter

•     Compliance with certain specified budget objectives

•     Achieve certain objectives with respect to internal control testing

•     Specified achievement with respect to new accounting systems implementation

•     Diluted non-GAAP loss per share of $0.23 or better for the quarter (5)

(1)	Mr. Edgerton resigned as our Chairman, President, Chief Executive Officer and as a director effective January 1, 2007, and ceased to be an executive officer at such time.

(2)	Mr. Schaefer was appointed as our Vice President of Finance and Chief Financial Officer effective December 11, 2006.

(3)	Mr. Pompa was appointed as our President and Chief Executive Officer effective January 1, 2007.

(4)	Mr. Goolsby resigned as our Vice President of Finance, Chief Financial Officer and Secretary effective December 11, 2006, and ceased to be an executive officer at such time.

(5)	SigmaTel uses the non-GAAP financial measure of diluted non-GAAP net income (loss) per share as a performance goal, as set forth in this proxy statement. The presentation and use of diluted non-GAAP net income (loss) per share is intended to be a supplemental measure of performance and excludes: (i) a non-cash charge related to impairment of goodwill and other long lived assets; (ii) a non -cash charge related to amortization of intangible assets from acquisitions; (iii) a non-cash charge related to stock-based compensation; (iv) a charge related to accrual for severance payable to our former CEO; (v) a non-cash charge related to a tax valuation allowance against our deferred tax asset; and (vi) a non-cash benefit related to a release of a tax reserve. SigmaTel believes that excluding these items represents a better basis for the comparison of its current results to past, present, and future operating results, and a better means to highlight the results of core ongoing operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. The non-GAAP financial measures included in this proxy statement have been reconciled to the corresponding GAAP financial measures as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures in the table below.

Three Months Ended December 31, 2006
(unaudited)
Net income (loss) as reported	$(98,735)
Adjustments (tax effected):
Impairment of goodwill and other long lived assets	72,811
Amortization of intangible assets from acquisitions	831
Stock-based compensation	1,445
CEO severance accrual	1,546
Tax valuation allowance	16,142
Release of tax reserve	(2,857)

Non-GAAP net income (loss)	$(8,817)

Diluted weighted average shares outstanding	35,483
Diluted net income (loss) per share, non-GAAP	$(0.25)

Performance Goal Satisfaction and Bonus Payment. The Compensation Committee meets during the month following the end of each bonus period to review corporate and executive officer performance in order to assess achievement, if any, of performance goals for incentive compensation. The Compensation Committee relies heavily upon the CEO with respect to determining whether executive officers other than the CEO have achieved their individual goals. Pursuant to our Incentive Bonus Plan, the Compensation Committee has the discretion to reconsider previously set performance goals at the end of a bonus period and to consider outside factors which may have affected an executive officer’s ability to achieve performance goals during the period. For instance, when the Compensation Committee set performance goals for the second quarter of 2006 in April 2006, it could not anticipate the coming sale of our PC Audio Codec product line and the level of involvement required of particular executive officers to properly execute the transaction. Accordingly, the Compensation Committee took this into consideration, including the importance of the transaction to SigmaTel, when considering achievement of performance goals by executive officers at the end of the second quarter of 2006. Because the Compensation Committee generally ties a portion of the incentive Bonus Opportunity to exceptional performance by executive officers, the Compensation Committee often determines that all or a portion of certain performance goals of an executive officer for a given period have not been achieved.

For 2006, the following named executive officers were awarded the following percentage of their total target Bonus Opportunity for 2006:

Named Executive Officer	Percentage of Target Bonus Opportunity Awarded for 2006
Ronald P. Edgerton (1)	23.0%
R. Scott Schaefer (2)	61.7%
Phillip E. Pompa (3)	44.6%
Stephan L. Beatty	67.1%
Daniel P. Mulligan	21.7%
Ross A. Goolsby (4)	38.2%

(1)	Mr. Edgerton resigned as our Chairman, President, Chief Executive Officer and as a director effective January 1, 2007, and ceased to be an executive officer at such time. Because Mr. Edgerton was not employed by SigmaTel on the payment date for his annual and fourth quarter bonuses, he was not eligible to receive them, had they been due.

(2)	Mr. Schaefer was appointed as our Vice President of Finance and Chief Financial Officer effective December 11, 2006. The reported percentage relates to bonuses in respect of his role prior to becoming an executive officer.

(3)	Mr. Pompa was appointed as our President and Chief Executive Officer effective January 1, 2007.

(4)	Mr. Goolsby resigned as our Vice President of Finance, Chief Financial Officer and Secretary effective December 11, 2006, and ceased to be an executive officer at such time. Because Mr. Goolsby was not employed by SigmaTel on the payment date for his annual and fourth quarter bonuses, he was not eligible to receive them, had they been due.

Incentive bonuses are generally paid to executive officers within two pay periods of the Compensation Committee’s determination of an award. Incentive bonuses are not deemed earned, until paid, requiring executive officers to be employed by SigmaTel on the payment date in order to be paid. Further information regarding the 2006 bonus payments to our named executive officers is set forth in the Summary Compensation Table below.

Long-Term Equity Compensation. During the first quarter of 2006, the Compensation Committee reviewed the use and value of the equity incentive program for all employees, including executive officers, and decided to introduce, beginning in 2006, the use of restricted stock units (“RSUs”) in addition to stock options. The Compensation Committee believes that despite the less dilutive impact of RSUs, maintaining a certain percentage of equity grants as stock options ensures that employees, and executive officers in particular, have a significant portion of their total compensation directly tied to, and dependent on, building stockholder value. After conducting its review, the Compensation Committee determined that beginning with the 2006 annual equity grant cycle the Compensation Committee would begin granting a mix of 50% stock options and 50% RSUs. The Compensation Committee further determined that due to RSU’s lower risk profile to employees, the Compensation Committee would only grant one RSU for every three stock options for which the RSUs are substituted. For example, where the Compensation Committee would have previously granted 9,000 stock options, it would now grant a mix of 4,500 stock options (50% of 9,000) and 1,500 RSUs (1/3 of 4,500). SigmaTel uses this same mix of stock options and RSUs for grants to all employees, including executive officers, with minimal exceptions for certain retention grants to non-executive employees or for employees in jurisdictions where RSU grants are restricted by local law.

Equity grants are generally made to incumbent executive officers once per year, every year, at the same regularly scheduled Compensation Committee meeting held at the end of March, in conjunction with SigmaTel’s annual performance review process. Equity grants to newly-hired or newly-promoted executive officers are made at the time of hire or promotion. The number of shares underlying equity grants for our executive officers is established based on the executive officers’ experience and the scope of their responsibilities, taking into account competitive market grants made by other companies for similar positions. The Compensation Committee generally sets equity grants for our executive officers at levels that it believes are at the 50th percentile for executive officers in similar positions and with similar responsibilities. In order to receive an annual equity grant, all employees, including executive officers, must receive a performance review rating of “Fully Successful Performance” or better, which is the midpoint of our performance review rating system. The number of shares underlying annual equity grants to each executive officer is determined based on (i) the individual performance of the executive officer for the previous fiscal year, (ii) SigmaTel’s financial results for the previous year, (iii) SigmaTel’s financial projections for the current year, (iv) SigmaTel’s budgeted reserves for current year equity incentive grants, and (v) the executive officer’s current equity incentive grant holdings, and the incentive and retentive value of such holdings in light of SigmaTel’s current valuation. In 2006, the Compensation Committee approved stock option and RSU grants to the named executive officers consistent with these criteria. See “Grants of Plan-Based Awards” below.

In determining the budgeted reserves for annual equity incentive grants, the Compensation Committee evaluates annual equity incentive grant dilution data from a group of semiconductor companies with which SigmaTel believes it competes for executive officer and employee talent (“Annual Equity Grant Dilution Peer Group”). For 2006 annual equity incentive grants, this group of companies included Cirrus Logic, ESS Technology, Integrated Circuit Systems, Intersil, Marvell Technology, Micrel, National Instruments, Nvidia, Omnivision, RF Micro Devices, Sandisk, Silicon Laboratories, Standard Microsystems and Zoran. The Compensation Committee reviews the annual incentive equity grants for each of the companies in the Annual Equity Grant Dilution Peer Group for the prior three years and for each company compares the annual grants to the company’s issued and outstanding shares for each such year, resulting in an estimated annual dilution percentage for each company. In January 2006, the Compensation Committee approved a budgeted reserve of 1,412,000 shares, from which all option and RSU grants for 2006 were to be granted. In January of 2006, when the 2006 budgeted reserve was determined, the reserve represented maximum dilution of approximately 3.8%, based on 37,417,471 issued and outstanding shares of SigmaTel common stock, which dilution was equal to the 25th percentile of the annual dilution for the Annual Equity Grant Dilution Peer Group. In 2006, actual grants of equity awards to all employees represented 1,983,854 shares (before accounting for forfeitures), which amount was offset by 1,732,416 shares represented by forfeitures of equity grants, resulting in net grants of 251,438, or less than 1% dilution for 2006.

SigmaTel grants stock options and RSUs to employees, including its executive officers, pursuant to its 2003 Equity Incentive Plan. The Compensation Committee approves all grants under the 2003 Equity Incentive Plan. The terms of the 2003 Equity Incentive Plan also permit the Compensation Committee to grant other forms of equity awards, such as stock appreciation rights, restricted stock and various performance awards. The Compensation Committee does not currently anticipate granting awards other than stock options and RSUs, but may in the future deem it desirable to grant additional forms of equity awards to employees, including executive officers, should any such awards provide greater incentive to such employees and executives and/or provide closer alignment to the interests of SigmaTel stockholders. To assist SigmaTel in retaining and motivating employees, including executive officers, stock option and RSU grants generally vest over a four-year period from the date of grant. With respect to all stock option grants, the exercise price is set at a price equal to the market value of SigmaTel’s stock on the date of grant.

On February 28, 2007, the Compensation Committee reviewed the current equity incentive grant holdings of each executive officer, and the incentive and retentive value of such holdings in light of SigmaTel’s current valuation. Based on this review, the Compensation Committee made grants of options (the “February 2007 Grants”) to each of our executive officers effective as of February 28, 2007. These grants were made outside of SigmaTel’s normal annual equity incentive grant cycle and are intended to provide increased incentive and retention value to each executive officer as SigmaTel executes on its refocused business objectives. Because of the February 2007 Grants, SigmaTel will not make additional equity incentive grants to executive officers in conjunction with its annual equity incentive grant cycle for 2007. To increase the retentive benefit of the February 2007 Grants, the Compensation Committee directed that the February 2007 Grants provide for “single trigger” acceleration benefits upon a change in control of SigmaTel. See “Potential Payments Upon Termination or Change in Control” for additional information regarding these “single trigger” acceleration benefits. The February 2007 Grants provide for SigmaTel’s standard four-year vesting.

Employee Stock Purchase Plan. We also have a tax-qualified employee stock purchase plan, generally available to all employees including executive officers, which allows participants to acquire SigmaTel common stock at a discounted price. This plan has a six-month look-back and allows participants to buy SigmaTel stock at a 15% discount to the market price with up to 15% of their salary (subject to IRS limits), with the objective of allowing employees to profit when the value of SigmaTel common stock increases over time. Under applicable tax law, no plan participant may purchase more than $25,000 in market value (based on the market value of SigmaTel common stock on the last trading day prior to the beginning of the enrollment period for each subscription period) of SigmaTel common stock in any calendar year.

Health and Welfare Benefits. All SigmaTel employees, including executive officers, are eligible for participation in SigmaTel’s benefit programs, including our 401(k) plan, medical, vision and dental plans, and certain other standard employee benefit plans. The CEO and the other named executive officers participate in such plans to the same extent as all other SigmaTel employees and no other special plans or benefits are offered to such executive officers which are not generally made available to all other employees. SigmaTel shares the cost of these plans with its employees, a cost that is dependent on the level of benefits coverage that each employee elects.

Summary of Compensation

The following table sets forth information regarding the compensation paid to our chief executive officer, chief financial officer, our next three most highly-compensated executive officers and our former chief financial officer for the year ended December 31, 2006. These executives are referred to as our named executive officers elsewhere in this proxy statement.

Summary Compensation Table for Year Ended December 31, 2006

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards (5) ($)	Option Awards (5) ($)	Non-Equity Incentive Plan Compensation (6) ($)	All Other Compensation ($)		Total ($)
Ronald P. Edgerton (1) Chairman, President and Chief Executive Officer	2006	$400,000	—		$15,724	$774,524	$78,313	$2,478,138	(7)	$3,746,699

R. Scott Schaefer (2) Vice President of Finance and Chief Financial Officer	2006	155,350	$2,500	(9)	2,346	6,626	23,883	5,494	(8)	196,199

Phillip E. Pompa (3) Senior Vice President of Portable Systems Group	2006	252,585	—		12,580	362,019	57,765	6,600	(8)	691,549

Stephan L. Beatty Senior Vice President of Integrated Components Group	2006	240,730	—		12,580	346,659	73,394	6,600	(8)	679,963

Daniel P. Mulligan Senior Vice President of Operations and Technology	2006	204,208	7,500	(10)	6,289	152,760	21,418	6,600	(8)	398,775

Ross A. Goolsby (4) Former Vice President of Finance, Chief Financial Officer and Secretary	2006	243,457	—		—	467,054	47,120	6,600	(8)	764,231

(1)	Mr. Edgerton resigned as our Chairman, President, Chief Executive Officer and as a director effective January 1, 2007, and ceased to be an executive officer at such time.

(2)	Mr. Schaefer was appointed as our Vice President of Finance and Chief Financial Officer effective December 11, 2006.

(3)	Mr. Pompa was appointed as our President and Chief Executive Officer effective January 1, 2007.

(4)	Mr. Goolsby resigned as our Vice President of Finance, Chief Financial Officer and Secretary effective December 11, 2006, and ceased to be an executive officer at such time.

(5)	The amounts shown were calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-based Payments. See Note 10 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2006 regarding assumptions underlying the valuation of equity awards.

(6)	The reported amounts consist of cash bonuses paid pursuant to our Incentive Bonus Plan.

(7)	The reported amount consists of: (i) $6,600 in company 401(k) matching contributions; (ii) $56,377 paid by SigmaTel to purchase airline tickets for travel between Austin, Texas and Mr. Edgerton’s home in Asheville, North Carolina, pursuant to Mr. Edgerton’s Executive Employment Agreement; and (iii) $2,415,162 in gross severance benefits related to Mr. Edgerton’s resignation on January 1, 2007. See Note 12 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2006 for additional detail regarding Mr. Edgerton’s severance benefits.

(8)	The reported amount consists of company 401(k) matching contributions.

(9)	The reported amount consists of an “applause award” bonus payment made to Mr. Schaefer in connection with his valuable contributions to completing the disposition of our PC Audio Codec product line.

(10)	The reported amount consists of amounts paid to Mr. Mulligan pursuant to our Patent Bonus Policy, which is generally applicable to all of our employees, pursuant to which we award bonuses of $1,250 per patent application filed and patent issued to each employee listed as an inventor.

Grants of Plan-Based Awards

With respect to our equity incentive plans, the following table provides information concerning grants of stock options and restricted stock units made during 2006 to each of our named executive officers. All of the stock options and restricted stock units reflected in the table were granted under our 2003 Equity Incentive Plan. Each stock option has a maximum term of seven years, subject to earlier termination if the optionee’s services are terminated. Except as noted below, the exercisability of options vests with respect to 25% of the shares underlying the option one year after the date of grant and with respect to the remaining shares underlying the option thereafter in 36 equal monthly installments. The exercise price of each stock option is equal to the closing price of our common stock on the date of grant. Except as noted below, the restricted stock units vest in four equal installments over four years.

Grants of Plan-Based Awards for Year Ended December 31, 2006

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Approval Date	Thres- hold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Ronald P. Edgerton (1)	3/28/06	3/28/06	—	—		—	—	—	—	—	41,000		$9.91	$215,283
	3/28/06	3/28/06	—	—		—	—	—	—	8,333	—		—	82,580

R. Scott Schaefer (2)	4/1/06	3/28/06	—			—	—	—	—	—	4,000		8.74	19,837
	4/1/06	3/28/06	—	—		—	—	—	—	1,333	—		—	11,650
	10/16/06	10/13/06	—	—		—	—	—	—	—	7,500	(5)	5.99	25,272
	10/16/06	—	—	$16,500	(6)	—	—	—	—	—	—		—	—
	12/11/06	12/8/06	—	—		—	—	—	—	—	8,150		4.28	19,845
	12/11/06	12/8/06								2,716	—		—	11,624

Phillip E. Pompa (3)	3/28/06	3/28/06	—	—		—	—	—	—	—	20,000		9.91	105,016
	3/28/06	3/28/06	—	—		—	—	—	—	6,667	—		—	66,070

Stephan L. Beatty	3/28/06	3/28/06	—	—		—	—	—	—	—	20,000		9.91	105,016
	3/28/06	3/28/06	—	—		—	—	—	—	6,667	—		—	66,070

Daniel P. Mulligan	3/28/06	3/28/06	—	—		—	—	—	—	—	10,000		9.91	52,508
	3/28/06	3/28/06	—	—		—	—	—	—	3,333	—		—	33,030

Ross A. Goolsby (4)	3/28/06	3/28/06	—	—		—	—	—	—	—	10,150		9.91	53,296
	3/28/06	3/28/06	—	—		—	—	—	—	3,383	—		—	33,526	(7)

(1)	Mr. Edgerton resigned as our Chairman, President, Chief Executive Officer and as a director effective January 1, 2007, and ceased to be an executive officer at such time.

(2)	Mr. Schaefer was appointed as our Vice President of Finance and Chief Financial Officer effective December 11, 2006.

(3)	Mr. Pompa was appointed as our President and Chief Executive Officer effective January 1, 2007.

(4)	Mr. Goolsby resigned as our Vice President of Finance, Chief Financial Officer and Secretary effective December 11, 2006, and ceased to be an executive officer at such time.

(5)	Options vest over two years, with 25% vesting after one year and 75% vesting after two years.

(6)	On October 16, 2006, prior to becoming an executive officer, Mr. Schaefer was designated as a participant in SigmaTel’s 2006 Retention Program for key employees. Pursuant to this program, if Mr. Schaefer remains employed with SigmaTel on October 16, 2007, Mr. Schaefer will be entitled to receive a bonus payment of $16,500. There is no threshold or maximum with respect to this bonus.

(7)	SigmaTel did not recognize any compensation with respect to this award for 2006 due to Mr. Goolsby’s resignation, which occurred prior to year-end and prior to any vesting.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning the outstanding equity award holdings held by our named executive officers as of December 31, 2006.

Outstanding Equity Awards for Year Ended December 31, 2006

		Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)		Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Ronald P. Edgerton (4)	04/28/00	33,333	(5)	—		$9.00	03/27/2009	(10)	—		—
	01/16/01	3,333	(6)	—		7.50	03/27/2009	(10)	—		—
	07/17/01	513,306	(7)	—		3.00	03/27/2009	(10)	—		—
	03/18/03	8,657		—		0.75	03/27/2009	(10)	—		—
	03/16/04	51,561	(8)	23,439		20.24	03/27/2009	(10)	—		—
	03/15/05	32,812	(8)	42,188		42.91	03/27/2009	(10)	—		—
	03/28/06	—		41,000	(9)	9.91	03/27/2009	(10)	—		—
	03/28/06	—		—		—	—		8,333	(9)	$36,499

R. Scott Schaefer (11)	02/25/05	15,000	(12)	—		42.98	02/25/2012		—		—
	04/01/06	—		4,000		8.74	04/01/2013		—		—
	10/16/06	—		7,500	(13)	5.99	10/16/2013		—		—
	12/11/06	—		8,150		4.28	12/11/2013		—		—
	04/01/06	—		—		—	—		1,333		5,839
	12/11/06	—		—		—	—		2,716		11,896

Phillip E. Pompa (14)	05/17/04	45,207		24,793		23.18	05/17/2014		—		—
	03/15/05	4,374		5,626		42.91	03/15/2012		—		—
	09/20/05	4,687		10,313		20.27	09/20/2012		—		—
	03/28/06	—		20,000		9.91	03/28/2013		—		—
	03/28/06	—		—		—	—		6,667		29,201

Stephan L. Beatty	02/19/02	1,737		—		3.00	02/19/2012		—		—
	03/18/03	28,854		5,772		0.75	03/18/2013		—		—
	05/20/03	10,416	(15)	3,473		3.75	05/20/2013		—		—
	03/16/04	10,312		4,688		20.24	03/16/2014		—		—
	11/15/04	5,208		4,792		30.49	11/15/2014		—		—
	03/15/05	7,131		9,169		42.91	03/15/2012		—		—
	03/28/06	—		20,000		9.91	03/28/2013		—		—
	03/28/06	—		—		—	—		6,667		29,201

Daniel P. Mulligan	02/19/02	251		—		3.00	02/19/2012		—		—
	03/18/03	10,417	(15)	5210		0.75	03/18/2013		—		—
	05/20/03	5,557	(12)	3,473		3.75	05/20/2013		—		—
	03/16/04	14,000	(12)	—		20.24	03/16/2014		—		—
	03/27/05	3,000		—		36.83	03/27/2012		—		—
	03/28/06	—		10,000		9.91	03/28/2013		—		—
	03/28/06			—		—	—		3,333		14,599

Ross A. Goolsby (16)	9/18/01	18,892	(17)	—		3.00	03/29/07	(18)	—		—
	03/18/03	30,610	(17)	—		0.75	03/29/07	(18)	—		—
	03/16/04	10,999	(17)	—		20.24	03/29/07	(18)	—		—
	03/15/05	7,131	(17)	—		42.91	03/29/07	(18)	—		—

(1)	Except as otherwise noted, the exercisability of options vests with respect to 25% of the shares underlying the option one year after the date of grant and with respect to the remaining shares underlying the option thereafter in 36 equal monthly installments.

(2)	Restricted Stock Units vest in four equal installments over four years.

(3)	Valuation based on the closing price of our common stock of $4.38, as quoted on the NASDAQ Global Market on December 29, 2006.

(4)	Mr. Edgerton resigned as our Chairman, President, Chief Executive Officer and as a Director effective January 1, 2007, and ceased to be an executive officer at such time.

(5)	Options vested in three equal installments over three years and became fully-vested on April 28, 2003.

(6)	Options were immediately vested upon grant.

(7)	Options vested in four equal installments over four years, with an initial vesting date of March 26, 2002, and became fully-vested on March 26, 2005.

(8)	Options originally vested over four years ending March 16, 2008. Pursuant to the terms of the Separation and Release Agreement entered into with Mr. Edgerton upon his resignation (the “Edgerton Separation Agreement”), additional vesting on this option will not occur beyond the January 1, 2007.

(9)	Awards originally vested over four years ending March 28, 2010. Pursuant to the terms of the Edgerton Separation Agreement, these awards will continue to vest according to their terms through March 27, 2009.

(10)	Pursuant to the Edgerton Separation Agreement, Mr. Edgerton’s options will expire on March 27, 2009.

(11)	Mr. Schaefer was appointed as our Vice President of Finance and Chief Financial Officer effective December 11, 2006.

(12)	Options originally vested over four years ending February 25, 2010. These options became fully vested, effective December 31, 2005, when SigmaTel accelerated the vesting of all options held by non-executive employees with an exercise price of $20.00 or more.

(13)	Options vest over two years, with 25% vesting after one year and 75% vesting after two years.

(14)	Mr. Pompa was appointed as our President and Chief Executive Officer effective January 1, 2007.

(15)	Options vest over three years, with 25% vesting after one year, and the remainder vesting in equal monthly installments thereafter through May 20, 2007.

(16)	Mr. Goolsby resigned as our Vice President of Finance, Chief Financial Officer and Secretary effective December 11, 2006, and ceased to be an executive officer at such time.

(17)	Upon Mr. Goolsby’s resignation, effective December 31, 2006, additional vesting of these options ceased.

(18)	Pursuant to the terms of SigmaTel’s 2003 Equity Incentive Plan, Mr. Goolsby’s options will expire 90 days after the effectiveness of his resignation.

Option Exercises and Stock Vested

The following table presents, for our named executive officers, the number of options exercised by such officers and restricted stock units vested for such officers during fiscal 2006, and the value realized by such officers as a result of such exercises and vesting.

Option Exercises and Stock Vested During Year ended December 31, 2006

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ronald P. Edgerton (1)	75,292	$692,123	(2)	—	—
R. Scott Schaefer (3)	—	—		—	—
Phillip E. Pompa (4)	—	—		—	—
Stephan L. Beatty	—	—		—	—
Daniel P. Mulligan	41,425	$379,570	(5)	—	—
Ross A. Goolsby (6)	—	—		—	—

(1)	Mr. Edgerton resigned as our Chairman, President, Chief Executive Officer and as a Director effective January 1, 2007, and ceased to be an executive officer at such time.

(2)	Value realized is based on the difference between the exercise price and closing price as quoted on the NASDAQ Global Market on the date of exercise. As of December 31, 2006, Mr. Edgerton still held all of the shares acquired upon the reported exercises.

(3)	Mr. Schaefer was appointed as our Vice President of Finance and Chief Financial Officer effective December 11, 2006.

(4)	Mr. Pompa was appointed as our President and Chief Executive Officer effective January 1, 2007.

(5)	Value realized is based on the difference between the exercise price and sales price for the shares on the date of exercise.

(6)	Mr. Goolsby resigned as our Vice President of Finance, Chief Financial Officer and Secretary effective December 11, 2006, and ceased to be an executive officer at such time.

Potential Payments Upon Termination or Change in Control

Executive Change in Control Severance Plan.    On August 31, 2006, in light of then-current trading levels of SigmaTel’s common stock and increased consolidation in the semiconductor industry, the Compensation Committee adopted the SigmaTel, Inc. Executive Change in Control Severance Plan (the “Plan”). The Plan was adopted by the Compensation Committee to provide for the continued dedication of designated executive officers regardless of the possibility or occurrence of a change in control of SigmaTel by providing such designated executive officers with enhanced financial security in the event of a change in control, which reduces the risk that executives’ personal financial considerations will affect their judgment on matters related to maximizing value for SigmaTel’s stockholders. Participation in the Plan is limited to executive officers of SigmaTel (and its subsidiaries) who are designated as participants by the Compensation Committee, from time to time, and who agree to participate in the Plan. All of our current executive officers who are listed as named executive officers in the Summary Compensation Table are participants in the Plan.

The Plan provides that a participant will receive the following severance benefits if within the twelve months following a change in control of SigmaTel, the participant’s employment is terminated by SigmaTel for any reason other than “cause,” death, or disability (as defined in the Plan) or by the participant within sixty days after the participant has knowledge of the occurrence of “good reason”:

•	a lump sum severance payment equal to the aggregate amount of the participant’s base salary for a period of 6 months;

•	payment by SigmaTel of applicable premiums for health insurance benefits (including medical, dental and vision) as if the participant’s employment has not been terminated for 6 months; and

•

the vesting of the participant’s equity awards which were assumed or substituted for by the acquirer in the change in control shall be accelerated so that the participant shall receive six months additional vesting as of the date of the termination.

Payment of the foregoing severance benefits is conditioned upon the participant’s execution of a valid and effective general release of claims, and the participant’s agreement not to directly or indirectly, recruit, solicit or invite the solicitation of any SigmaTel employees to terminate their employment relationship with SigmaTel for a period of two years following the termination. The Compensation Committee determined that the above-described “double trigger” severance benefits were in the best interest of SigmaTel because they provide each executive officer with the necessary financial security to remain with SigmaTel, in the event that a change-in-control transaction is being contemplated, while not providing any benefits to such executive officer if his or her job position is not negatively affected by a change in control. The definitions of “cause, “ “good reason,” and “change in control” are set forth in the plan, which was filed as Exhibit 99.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 1, 2006.

The estimated amount of compensation payable to each of our currently-employed named executive officers pursuant to the Plan is set forth in the table below:

Name	Type of Benefit	Amount ($) (1)
Philip E. Pompa (2)	Base salary Option acceleration (3) RSU acceleration (3) Healthcare (4) Total:	$129,532 184,139 8,259 6,911 328,841

R. Scott Schaefer (4)	Base salary Option acceleration (3) RSU acceleration (3) Healthcare (4) Total:	100,000 55,114 1,456 6,867 163,437

Stephan L. Beatty	Base salary Option acceleration (3) RSU acceleration (3) Healthcare (4) Total:	121,625 139,053 8,259 6,911 275,848

Daniel P. Mulligan	Base salary Option acceleration (3) RSU acceleration (3) Healthcare (4) Total:	109,431 85,573 4,129 6,911 206,044

(1)	The amounts shown assume the triggering event occurred on December 31, 2006, and that any acquiring entity, if applicable, assumed the Plan and assumed outstanding SigmaTel equity awards as part of any change in control. Pursuant to SigmaTel’s 2003 Equity Incentive Plan, in the event of a change in control (as defined in the plan) where outstanding equity grants are not assumed or substituted for by the acquiring entity, the vesting of all such awards, held by any employee, including executive officers, shall be fully accelerated.

(2)	The amounts shown for Mr. Pompa reflect his salary, severance and change-in-control benefits as of December 31, 2006. See below for recent changes to Mr. Pompa’s compensation, including severance and change in control benefits.

(3)	The valuation of accelerated equity grants is based upon the compensation expense that would be recognized by SigmaTel for the first six months of 2007 with respect to awards which would be accelerated pursuant to the Plan, utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-based Payments. See Note 10 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2006, regarding assumptions underlying the valuation of these equity awards. The reported amount does not include any acceleration associated with the February 2007 Grants (described below).

(4)	The valuation of healthcare benefits is based on an estimate of the COBRA payments required for the 6-month period payable by SigmaTel.

(5)	On October 16, 2006, prior to becoming an executive officer, Mr. Schaefer was designated as a participant in SigmaTel’s 2006 Retention Program for key employees. Pursuant to this program, if Mr. Schaefer is terminated without cause prior to October 16, 2007, Mr. Schaefer will be entitled to receive a severance payment of $16,500 in addition to any other severance payments to which he might be entitled.

February 2007 Grants. On February 28, 2007, the Compensation Committee reviewed the current equity incentive grant holdings of each executive officer, and the incentive and retentive value of such holdings in light of SigmaTel’s current valuation. Based on this review, the Compensation Committee made grants of options (the “February 2007 Grants”) to each of our executive officers effective as of February 28, 2007. These grants were made outside of SigmaTel’s normal annual equity incentive grant cycle and are intended to provide increased incentive and retention value to each executive officer as SigmaTel executes on its refocused business objectives. To increase the retentive benefit of the February 2007 Grants, the Compensation Committee directed that the February 2007 Grants provide for “single trigger” acceleration benefits upon a change in control (as defined in our 2003 Equity Incentive Plan) of SigmaTel. Specifically, the February 2007 Grants provide that in the event of a change in control, any unexercisable or unvested portions of the options held by an executive officer whose service has not been terminated prior to such date shall be immediately exercisable and vested in full as of the date ten days prior to the date of the change in control. This provision will only apply to the February 2007 Grants and does not affect past grants made to executive officers. Prior to this amendment, such acceleration would only occur in the event that an acquiring entity does not assume or substitute for the option in full. The Compensation Committee determined that the above-described “single trigger” severance benefits were in the best interest of SigmaTel because they provide for the continued dedication of executive officers regardless of the possibility or occurrence of a change in control of SigmaTel by providing executive officers with enhanced financial security in the event of a change in control, which reduces the risk that executives’ personal financial considerations will affect their judgment on matters related to maximizing value for SigmaTel’s stockholders.

March 2007 Increases to CEO Compensation. On March 26, 2007, in connection with Mr. Pompa’s appointment as permanent, rather than interim, President and Chief Executive Officer, the Compensation Committee approved the following changes to Mr. Pompa’s compensation, which would result in larger amounts being owed to Mr. Pompa than noted in the table above in the event of his termination without “cause” or a triggering event under the Plan:

•	Mr. Pompa’s base salary was increased to $311,000 annually;

•

Mr. Pompa’s participation in the Plan was modified so that in the event of a triggering event under the Plan, he would receive the above-described base salary, option acceleration, RSU acceleration and healthcare benefits for a period of 12 months, rather than 6 months; and

•	In the event that Mr. Pompa’s employment is terminated without Cause (as defined in the Plan) Mr. Pompa would receive the same benefits for which he is eligible under the Plan.

SigmaTel also maintains various other policies generally applicable to all employees, including our named executive officers, which provide for certain benefits in connection with terminations of employment for certain reasons and certain other events.

Compensation of Directors

The Compensation Committee reviews our compensation program for independent directors annually in its April meeting, or as needed. Except as noted below, the director compensation program was last modified in April 2005. Independent, non-employee directors receive an annual retainer of $20,000, and receive $1,500 per Board of Directors meeting attended in person or $750 per Board of Directors meeting attended by teleconference. In addition, the chairmen of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee receive an additional annual retainer of $20,000, $5,000 and $1,000 respectively, payable in four equal quarterly installments. Further, the members of the Audit and Compensation Committees receive $1,000 per respective committee meeting attended in person or $500 per respective committee meeting attended by teleconference, and the members of the Nominating and Corporate Governance Committee receive $500 per committee meeting attended in person or $250 per committee meeting attended by teleconference.

As a result of the resignation of our CEO on January 1, 2007, we now have an independent, non-employee Chairman of the Board. On January 29, 2007, our Compensation Committee and Board approved an annual retainer of $40,000 for the independent, non-employee Chairman of the Board, which is payable in four equal quarterly installments.

New non-employee directors will receive an initial option grant of 30,000 shares and all non-employee directors will receive an annual option grant of 10,000 shares if they remain in office on the date of each annual stockholders meeting (unless they joined our Board within six months of such meeting). Such grants will vest ratably over four years. Our directors are also eligible for discretionary option grants under the terms of our 2003 Equity Incentive Plan. We reimburse directors for all reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors and committees of our Board. Directors who are also our employees did not receive any compensation for their services as members of the Board.

The following table sets forth information regarding the fees and compensation paid to our non-employee directors for services as members of the Board or any committee of the Board during fiscal 2006. Our former Chief Executive Officer and Chairman did not receive any compensation for his services as a member of our Board during 2006.

Summary of Director Compensation During the Year ended December 31, 2006

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Alexander M. Davern	$72,000	$151,208	$223,208
John A. Hime (2)	58,500	140,171	198,671
Robert T. Derby	35,000	132,446	167,446
William P. Osborne	53,250	86,512	139,762
Kenneth P. Lawler (3)	21,750	15,140	36,890

(1)	The reported amounts calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-based Payments. See Note 10 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards.

(2)	Mr. Hime resigned from our board effective January 29, 2007.

(3)	Mr. Lawler resigned from our Board of Directors effective July 25, 2006.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. No member of the Compensation Committee serves or has previously served as one of our officers or employees.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding outstanding options and shares reserved for future issuance under our 1995 Stock Option/Stock Issuance Plan, the 2003 Equity Incentive Plan and the Employee Stock Purchase Plan (all of which have been approved by stockholders) as of December 31, 2006. The following table does not include information with respect to shares of our common stock subject to outstanding options granted under option agreements that were assumed by us in connection with our acquisitions of Oasis Semiconductor, Inc. in September 2005 and Protocom Corporation in August 2005, which companies originally granted those options under their own equity compensation plans. Footnote (2) to the table below, however, sets forth the total number of shares of our common stock issuable upon the exercise of those assumed options as of December 31, 2006, and the weighted average exercise price of those options (share amounts in thousands):

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	5,093,783	$15.18	2,771,638	(1)
Equity compensation plans not approved by stockholders	—	—	—

Total	5,093,783	$15.18	2,771,638

(1)	Includes 652,853 shares that are reserved for issuance under the Employee Stock Purchase Plan. The shares that are reserved for issuance under the Employee Stock Purchase Plan are subject to automatic increase on January 1 of each year by a number of shares equal to the lesser of 1% of our outstanding shares as of the close of business on December 31 of the preceding calendar year or 500,000, subject to the approval of the Board of Directors. Also includes 630,000 shares of common stock remaining available for future issuance which were assumed by us as reserves under our 2003 Equity Incentive Plan in connection with our acquisition of Oasis, which originally maintained such reserves under its own equity compensation plans.

(2)	The table does not include information with respect to option agreements that were assumed by us in connection with our acquisitions of Oasis and Protocom, which companies originally granted such options under their own equity compensation plans. As of December 31, 2006, 296,738 shares of common stock were issuable upon exercise of outstanding assumed options, with a weighted average exercise price of $11.45 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Sale of Patent to Texas MP3. On July 25, 2006, we sold two U.S. patents and several related patent applications (collectively, the “Patents”) to Texas MP3 Technologies, Ltd., a Texas limited partnership based in Marshall, Texas (“Texas MP3”) for $1.1 million, the assumption of certain liabilities, a grant-back license, and a share in any future earnings generated by Texas MP3 as a result of enforcing the Patents. The brother of our Vice President and General Counsel is a limited partner in Texas MP3 and holds approximately a 20% percent interest in any earnings of Texas MP3. The Patents are system-level patents that describe a portable music device. This transaction was identified as a potentially interested transaction from the outset and was reviewed, negotiated and approved consistent with SigmaTel’s policies and procedures for review of related-party transactions, as outlined below. In reviewing and approving the transaction, the Audit Committee retained the services of our independent outside legal counsel to negotiate final terms with Texas MP3. Our Vice President and General Counsel received no personal benefit from the transaction, directly or indirectly, and has no direct or indirect ownership interest in Texas MP3.

Consulting Agreement with Robert T. Derby. On October 19, 2004, we entered into a Consulting Agreement with Robert T. Derby, an independent member of our Board of Directors. Pursuant to the Consulting Agreement, Mr. Derby was to provide sales and sales organization consulting services to SigmaTel from time to time, as needed, on an hourly basis. Mr. Derby did not collect any fees under this Consulting Agreement during 2006 and we agreed with Mr. Derby to formally terminate this agreement, effective December 31, 2006, in anticipation of his joining our Audit Committee.

License of Technology. In October 2001, we entered into an asset purchase and license agreement with Metanoia, a company started by a former officer and then-current common stockholder of SigmaTel. The agreement requires SigmaTel to exclusively license DSL technology developed and owned by us to Metanoia (the “License”). The total consideration payable to SigmaTel included (i) approximately 1,400,000 shares of Metanoia’s preferred stock; (ii) $207,000 payable in cash; and (iii) a note receivable of $1,000,000 bearing interest at 8% per annum payable on April 24, 2002 (the “Original Note”). In March 2002, prior to the maturity of the Original Note, Metanoia exercised its option to extend the maturity date of the Original Note to January 24, 2003 (the “New Maturity Date”). In December 2002, prior to the New Maturity Date, we entered into an agreement with Metanoia to extend the maturity of the Original Note to January 24, 2005 and to remove certain licensing restrictions for the use of the technology. In consideration for the amendment, Metanoia issued a new note in the amount of $500,000 to SigmaTel bearing interest at 8% per annum and maturing on January 24, 2004 (together with the Original Note, the “Metanoia Notes”). Despite continued efforts, Metanoia continued to fail at seeking additional capital for its business operations. As of December 31, 2006, SigmaTel had not recognized a gain on the non-cash consideration received because Metanoia had not generated operating cash flows and there is no active trading market for Metanoia securities. On April 6, 2006, we entered into an Accord and Satisfaction Agreement with Metanoia providing for (i) the revocation of the License, (ii) the cancellation of the Metanoia Notes and the forgiveness by SigmaTel of all amounts covered by the Metanoia Notes, and (iii) the payment by Metanoia to SigmaTel of $50,000 in cash, which SigmaTel has received.

Indemnification and Insurance. Our bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and executive officers and have purchased directors’ and officers’ liability insurance. In addition, our certificate of incorporation limits the personal liability of our Board of Directors members for breaches by the directors of their fiduciary duties.

Procedures for Review, Approval or Ratification of Related Person Transactions

SigmaTel’s First Amended Code of Business Conduct and Ethics (the “Code of Conduct”) governs the proper review and approval of transactions with related persons. The Code of Conduct, which is applicable to all employees, generally discourages not only actual conflicts of interest, but also transactions or events involving the appearance of a conflict of interest. The Code of Conduct requires that if any employee believes that a transaction or event exists that may involve a conflict of interest, the employee must notify his or her supervisor or the compliance officer under the Code of Conduct. Pursuant to the Code of Conduct and our Audit Committee Charter, the Audit Committee must review and approve any transactions with related persons. The Audit Committee may engage outside counsel or other advisors, as it deems necessary, to assist it in considering transactions with related persons.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

PricewaterhouseCoopers LLP acted as our independent registered public accounting firm for fiscal years 2006 and 2005. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed to SigmaTel for the fiscal years ended December 31, 2006 and 2005:

	Fiscal 2006	Fiscal 2005
Audit Fees (1)	$727,994	$535,700
Audit-Related Fees (2)	4,216	91,000
Tax Fees (3)	—	—
All Other Fees (4)	—	—

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of SigmaTel’s consolidated annual financial statements, the review of SigmaTel’s interim consolidated financial statements included in quarterly reports, and for services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of SigmaTel’s consolidated financial statements and are not reported under “Audit Fees.” This category includes fees related to employee benefit plan audits and work related to the disposition of our PC Audio Codec product line.

(3)	SigmaTel did not engage PricewaterhouseCoopers for tax services in fiscal 2006 and 2005.

(4)	SigmaTel did not engage PricewaterhouseCoopers for any other services in fiscal 2006 and 2005.

The Audit Committee has adopted a policy pursuant to which it must pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Under the policy, the Audit Committee may also delegate authority to pre-approve certain specified audit or permissible non-audit services to one or more of its members, including the chairperson. The Audit Committee has specifically delegated authority to the chair of the Audit Committee to pre-approve certain specified audit or permissible non-audit services on a case-by-case basis. Additionally, the Audit Committee has delegated to each of its other members the authority to pre-approve certain specified audit or permissible non-audit services of up to $10,000 per engagement on a case-by-case basis. A member to whom pre-approval authority has been delegated must report its pre-approval decisions, if any, to the Audit Committee at its next meeting, and any such pre-approvals must specify clearly in writing the services and fees approved. Unless the Audit Committee determines otherwise, the term for any service pre-approved by a member to whom pre-approval authority has been delegated is twelve months. During the fiscal year ended December 31, 2006, no Audit-Related Fees, no Tax Fees and no All Other Fees were approved by the Audit Committee after services had been rendered pursuant to the de minimis exception established by the Securities and Exchange Commission.

The charter of the Audit Committee provides that the Audit Committee shall appoint, compensate, retain and oversee our independent registered public accounting firm. The Audit Committee has not yet undertaken its process of selecting an independent registered public accounting firm for the Company’s fiscal year ending December 31, 2007. The Audit Committee has determined that until such process is completed, PricewaterhouseCoopers LLP will continue to serve as the Company’s independent registered public accounting firm.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the Securities and Exchange Commission. Such persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with other than the following: the Form 4 reporting the grant of 42,500 stock options with an exercise price of $4.03 and 14,167 restricted stock units to Kevin Beadle in connection with his hiring was filed late.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis section included in SigmaTel’s proxy statement on Schedule 14(a) for its 2007 Annual Meeting of Stockholders, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy”). Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in the Proxy.

Submitted by the Compensation Committee of the Board of Directors:

Robert T. Derby (Chairman)

Alexander M. Davern

William P. Osborne

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees SigmaTel Inc.’s accounting and financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for expressing opinions on the conformity of our financial statements with accounting principles generally accepted in the United States of America, the effectiveness of our internal control over financial reporting, and management’s assessment of internal control over financial reporting.

The Audit Committee consists of three directors each of whom, in the judgment of the Board of Directors, is an “independent director” as defined in the listing standards for the NASDAQ Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. A link to a copy of this charter is available on SigmaTel’s website at www.sigmatel.com.

The Audit Committee has reviewed and discussed SigmaTel’s audited financial statements with management.

The Audit Committee has discussed and reviewed with SigmaTel’s independent registered public accounting firm all matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has met with PricewaterhouseCoopers LLP, with and without management present, to discuss the overall scope of PricewaterhouseCoopers LLP’s audit, the results of its examinations, its evaluations of SigmaTel’s internal controls, and the overall quality of its financial reporting.

The Audit Committee has received from PricewaterhouseCoopers LLP a formal written statement describing all relationships between PricewaterhouseCoopers LLP and SigmaTel that might bear on their independence consistent with and as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with PricewaterhouseCoopers LLP any relationships that may impact their objectivity and independence, and satisfied itself as to their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that SigmaTel’s audited financial statements be included in SigmaTel’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Alexander M. Davern (Chairman)

William P. Osborne

Robert T. Derby

STOCKHOLDER PROPOSALS TO BE PRESENTED

AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable Securities and Exchange Commission rules. For a stockholder proposal to be included in our proxy materials for the 2008 annual meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than November 24, 2007. In order for it to be timely, stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal as specified by our bylaws, addressed to the Secretary at our principal executive offices, not later than November 24, 2007. Unless we receive notice in the manner and by the dates specified above, the proxy holders shall have discretionary authority to vote for or against any such proposal presented at our 2008 annual meeting of stockholders.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the Board of Directors knows of no other business that will be conducted at the 2007 annual meeting other than as described in this proxy statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a vote instruction form to you with this proxy statement, which you may use to direct how your shares will be voted. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

NO INCORPORATION BY REFERENCE OF CERTAIN PORTIONS OF THIS PROXY STATEMENT

Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by us under those statutes, neither the Audit Committee Report, nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor shall such reports be incorporated by reference into any future filings made by us under those statutes.

ANNUAL REPORT

A copy of the annual report for the 2006 fiscal year has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the annual meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

FORM 10-K

We filed an annual report on Form 10-K with the Securities and Exchange Commission on March 16, 2007. Stockholders may obtain a copy of our annual report, without charge, by writing to our Corporate Secretary at our principal executive offices located at 1601 S. MoPac Expressway, Suite 100, Austin, Texas 78746.

By order of the Board of Directors

Barry J. Bumgardner,

Secretary of SigmaTel, Inc.

April 9, 2007

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DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext

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Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposal — The Board of Directors recommends a vote FOR the listed nominee.

1. Election of one Class I Director: For Withhold

01—William P. Osborne

In their discretion, said attorneys and proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO ELECTIONS ARE MADE, THE PROXIES WILL BE VOTED FOR PROPOSAL 1.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Important: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — SigmaTel, Inc.

This Proxy is Solicited by the Board of Directors

The undersigned hereby appoint(s) PHILLIP E. POMPA and R. SCOTT SCHAEFER, or either of them, lawful attorneys and proxies of the undersigned with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Stockholders of SigmaTel, Inc. to be held at the offices of DLA Piper Rudnick Gray Cary US LLP, 1221 South MoPac Expressway, Suite 400, Austin, Texas 78746, on Tuesday, May 15, 2007 at 10:00 a.m. Central Daylight Time, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote the number of votes the undersigned would be entitled to vote if personally present.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT!

(Continued and to be signed on reverse side.)